Exhibit 99.1

Response Biomedical Corporation
Announces Acquisition of Worldwide Rights of Infectious Disease Testing due to Termination of 3M Agreements

VANCOUVER, British Columbia – October 2, 2012

Response Biomedical Corp. (TSX: RBM, OTCBB: RPBID) (the “Company” or “Response”), announced today it has regained the worldwide rights to Flu A+B and RSV testing products as a result of the termination of its collaboration with 3M Company and 3M Innovative Properties Company (“3M”) including agreements for  the  Joint Development, Supply, and Distribution of RAMP® - based products. In addition, Response will acquire 3M’s entire remaining inventory of RAMP® readers and peripheral devices, assignment of its distributor network and all marketing materials used by 3M in connection with the marketing and sale of Response products.

“We firmly believe that there remains a significant need for rapid, point of care tests for Influenza A+B and RSV to ensure prompt diagnosis,” said Tim Shannon, Response’s Sr. VP World Wide Sales & Marketing. “This is a market we will continue to actively pursue as it represents a solid growth area for the Company.”

Response’s RSV and Flu A+B Tests run on the RAMP®200 Reader (the “Reader”) diagnostic platform that quickly delivers objective results through an easy-to-use self-timed reader. Requiring less than three minutes of preparation time, the Reader detects positive or negative results within 15 minutes that are directly correlated with the presence or absence of RSV or Flu A+B antigen.  For the Flu A+B test, the Reader differentiates as to influenza A or B and the result is displayed by the automated Reader. The fluorescent Reader helps eliminate user interpretation errors, which can lead to both false negative or false positive results. Additionally, the Reader stores test results which gives lab technicians more flexibility in time and test management and the Reader’s ability to export data further reduces the potential for reporting errors by eliminating the need for manual transfer of patient results.  Rapid detection of RSV and/or Flu A+B aids hospital laboratories and physician office laboratories in the rapid diagnosis and treatment of patients.

The Market

Seasonal influenza is a highly variable, contagious and potentially life-threatening viral respiratory infection. Flu can lead to severe complications and results in approximately 3,000 - 49,000 seasonal influenza-related deaths in the United States each year.i

RSV in the United States is responsible for thousands of hospitalizations annually among children younger than one year. It is believed to be the most common viral cause of death in children younger than five years and in particular, in children younger than one year. In the first two years of life, virtually all children are infected with the virus at some point.ii

The History

The collaboration between Response and 3M began in November 2004 with 3M funding the development of a new rapid point of care test for infection prevention based on the Response RAMP® technology.

In December 2006, 3M, through its Medical Division, entered into an exclusive agreement for the commercialization of diagnostic products targeting hospitals and community acquired infectious diseases using Response’s RAMP® testing platform. As part of this collaboration, 3M invested $8 million dollars representing, at that time, an approximate 13 percent ownership position in Response.

In September 2010, Response restructured its organization in part as a result of 3M’s decision not to proceed with the development of the next generation Flu A+B product. Response continued to support 3M’s sales efforts for existing Flu A+B and RSV products in the United States.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable laboratory quality results in minutes. It is ideally suited to both point of care testing and laboratory use.

The RAMP® system consists of a reader and single-use disposable test cartridges, and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. RAMP® clinical tests are commercially available for the early detection of heart attack, congestive heart failure, Influenza A+B and RSV through our commercial partners and distributors.

In the non-clinical market, RAMP® tests are currently provided for the environmental detection of West Nile Virus and Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

The Company has achieved CE Marking for its readers and clinical tests and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBID". For further information, please visit the Company's website at www.responsebio.com.

About the RAMP® Reader and RAMP® 200 Reader

The RAMP® enabling platform is a portable scanning fluorescence quantitative analysis platform for near patient testing that enables rapid and robust quantitative results. The platform includes easy software upgrades, data management capabilities and unique interface options. The RAMP® Reader features a small footprint and attractive ease of use for moderate throughput settings. The RAMP® 200 Reader has innovative design features, including the multi-port capability to run up to 12 tests per hour on one module and up to 36 tests per hour, using three modules. This allows tests to be run on multiple patients simultaneously or multiple assays to be run for one patient. More information on our proprietary RAMP® technology can be found at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp.  Examples of forward-looking statements in this press release include statements regarding the need for rapid point of care tests and that the Influenza A+B and RSV testing market is a solid growth area that Company will continue to actively pursue.

These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements. Actual events or results may differ materially.  Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities. We do not undertake to update any forward-looking statements.

For further information, please contact:

Response Biomedical Corporation
Patricia Massitti, 604-456-6010
VP, Administration & Corporate Communications
pmassitti@responsebio.com

i CDC. http:www.cdc.gov/flu/about/disease/us_flu-related_deaths.htm (MMWR 2010; 52(33): 1057-1062)
ii CDC. http:www.cdc.gov/RSV